Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR REPORTS FIRST QUARTER 2006 RESULTS

New York, NY — May 3, 2006 - Advanstar Communications Inc. (“Advanstar”), a leading worldwide media company providing integrated marketing solutions for the Fashion & Licensing, Life Sciences, and Powersports industries, today reported operating results for the quarter ended March 31, 2006.

First Quarter 2006 Overview

Advanstar’s results for the first quarter of 2006 include the effects of our new strategy, operating structure, and the launch of several growth initiatives.

Joe Loggia, President and CEO of Advanstar said, “Our performance in the first quarter was outstanding and demonstrates the success of our strategy focusing on industry sectors where we can leverage our leading market positions, in depth customer relationships and experienced teams. New growth initiatives and our commitment to diversifying revenue streams contributed to our 18% top line growth. In addition,   our improved operating efficiencies across the Company helped drive our 41% improvement in operating income for the quarter. We remain focused on the key elements of our business strategy and are well positioned for continued growth.”

The following table summarizes Advanstar’s performance for the quarters ended March 31, 2006 and 2005:

(in thousands of dollars)	Quarter Ended
	March 31,		%
	2006	2005	Change

Revenue	$106,578	$90,570	18%
Operating income	30,599	21,668	41%
Net income	15,076	6,145	145%
Operating cash flow	13,841	4,044	242%
EBITDA (1)	39,261	31,626	24%

(1)                A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

First Quarter Results

Revenue increased 18% to $106.6 million from $90.6 million for the same quarter last year. The increase is due to 30% growth in the Fashion & Licensing segment, 14% growth in the Powersports segment and 7% growth in the Life Sciences segment. There were no material timing differences in the quarter.

Operating income from continuing operations improved 41% to $30.6 million from $21.7 million in the first quarter of 2005 due to 23% growth in the Fashion & Licensing segment, 15% growth in the Powersports segment and 10% growth in the Life Sciences segment. The 2006 results include a restructuring charge of $2.4 million related to relocating our New York office to new leased office space.

EBITDA in the first quarter grew 24% to $39.3 million from $31.6 million in the same quarter of 2005, driven by both solid revenue growth and an improved operating structure. First quarter 2006 EBITDA includes a restructuring charge of $2.4 million related to vacating leased office space in New York.

Cash provided by operations was $13.8 million compared to $4.0 million in the same quarter last year. Operating cash flow in 2006 benefited from strong operating performance and a reduction in cash interest expense as a portion of long-term debt was repaid in June of 2005. This was partially offset by the reduction in cash flow attributable to the assets sold to Questex.

Net income was $15.1 million, a 145% improvement from $6.1 million in the first quarter of 2005. This increase is due to the improved operating performance discussed above and reduced interest expense from the debt repayment in June of 2005. Net income in 2005 also includes a $4.6 million gain from the cumulative effect of accounting change related to the consolidation of Advanstar.com results into Advanstar and $0.9 million in operating losses related to assets sold in 2005. See “Discontinued Operations” below.

Quarterly Segment Operating Summary

Advanstar revised its segment reporting structure in the first quarter of 2006. The changes reflect the Company’s strategy and operating structure.

The following table summarizes the quarterly segment operating results:

(in thousands of dollars)	Revenue			Contribution Margin (1)
	Quarter Ended			Quarter Ended
	March 31,		%	March 31,		%
	2006	2005	Change	2006	2005	Change

Fashion & Licensing	$48,093	$36,896	30%	$28,918	$23,586	23%
Life Sciences	35,103	32,701	7%	10,135	9,172	10%
Powersports	21,154	18,624	14%	10,535	9,157	15%
Other	2,228	2,349	-5%	1,004	1,257	-20%

(1)                Contribution margin is defined as revenue less cost of production; selling, editorial and circulation costs; and segment management costs.

Fashion & Licensing:

Revenue from Fashion & Licensing for the first quarter of 2006 increased 30% to $48.1 million from $36.9 million in the same quarter of 2005. Revenue from MAGIC Marketplace Spring grew 22% or $8.2 million due primarily to the third quarter 2005 acquisition of Project and POOL and their integration into the MAGIC Marketplace as well as an increase in square feet sold, yields and sponsorships. First quarter revenue in Fashion & Licensing also benefited from a successful Project event in New York.

Contribution margin from Fashion & Licensing increased 23% to $28.9 million in the first quarter of 2006 from $23.6 million in the first quarter of 2005 due largely to contribution margin growth from the MAGIC Marketplace Spring, including the Las Vegas Project and POOL events, as well as the New York Project event.

Life Sciences:

Revenue from Life Sciences increased 7% to $35.1 million in the first quarter of 2006 from $32.7 million in the same quarter of 2005. The increase in revenue was driven by a $1.8 million or 104% increase in healthcare custom projects as well as strong performances in our specialty care, dental and pharmaceutical publications.

Contribution margin from Life Sciences increased 10% in the first quarter of 2006 to $10.1 million from $9.2 million in the first quarter of 2005, due primarily to the revenue increases discussed above and improved operating efficiencies.

Powersports:

Revenue from Powersports in the first quarter of 2006 increased 14% to $21.2 million from $18.6 million reported in the same quarter of 2005. With strong performances across the entire portfolio, Powersports shows increased revenue 11% and square footage 8%. Revenue and ad pages for publications grew 23% and 25%, respectively.

Contribution margin from Powersports increased 15% in the first quarter of 2006 to $10.5 million from $9.2 million in the first quarter of 2005. Revenue growth across the segment drove the contribution increase and provided for continued investments in our off-road publication and event launches, expansion of product categories in the International Motorcycle Show and Dealer Expo and launches in the American-made V-twin motorcycle category.

General and Administrative:

General and administrative costs decreased 23% to $8.9 million from $11.5 million in the first quarter of 2005 due to non recurring strategic consulting costs and deferred earn-out compensation costs for the IVT acquisition in 2005, lower legal and accounting fees, reduced costs from the new employee health plan implemented in the third quarter of 2005, and lower foreign currency exchange losses compared to the first quarter last year. Office costs decreased $0.6 million due to the office consolidations begun in 2005.

Discontinued Operations

Advanstar completed a significant strategic realignment and refocusing of its portfolio through the sale of its non-core assets in a series of transactions in 2005. In May 2005, Advanstar sold its tradeshows, publications and direct marketing products in the information technology, travel, beauty, home entertainment and portfolio sectors to Questex Media Group. Also during 2005, Advanstar closed the remaining East Coast fashion events acquired in the Larkin transaction and sold its Arenacross Championship Series events.

Income from discontinued operations for 2005 includes the results of the operations of assets sold or discontinued during 2005. The results included in discontinued operations are not included in reported revenue, contribution margin or EBITDA.

Conference Call Information

Advanstar will hold a conference call to review first quarter of 2006 results today at 11:00 a.m. Eastern. The call can be accessed by dialing 1-800-399-1392 with access code number 8592405. A copy of this release will also be available at our website, www.advanstar.com.

About Advanstar

Advanstar Communications Inc. (www.advanstar.com) is a leading worldwide media company providing integrated marketing solutions for the Fashion, Life Sciences and Powersports industries. Advanstar serves business professionals and consumers in these industries with its portfolio of 87 events, 58 publications and directories, 125 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables Advanstar to “Connect Our Customers With Theirs.” Advanstar has roughly 1,000 employees and currently operates from multiple offices in North America and Europe.

Business Risks

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business. However, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission including the factors described in Advanstar’s Form 10-K (333-57201) filed March 30, 2006 under the heading “Risk Factors.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In this press release Advanstar discloses various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA. A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

(Tables Follow)

Advanstar Communications Inc.

Statements of Operations

(Unaudited)

	Quarter Ended
	March 31,
	2006	2005
	(in thousands)

Revenue	$106,578	$90,570

Operating expenses:
Cost of production	22,139	16,226
Selling, editorial and circulation	31,477	27,998
Segment management costs	2,370	3,174
General and administrative expenses	8,926	11,546
Restructuring charge	2,405	—
Depreciation and amortization	8,662	9,958
Total operating expenses	75,979	68,902

Operating income	30,599	21,668
Other income (expense):
Interest expense	(13,772)	(17,670)
Interest income	475	177
Other (expense) income, net	(153)	15
Income from continuing operations before income tax expense	17,149	4,190
Provision for income taxes	1,999	1,795
Income from continuing operations before cumulative effect of accounting change	15,150	2,395

Loss from operations of discontinued businesses	(74)	(868)
Income before cumulative effect of accounting change	15,076	1,527
Cumulative effect of accounting change	—	4,618
Net income	$15,076	$6,145

The following table reconciles EBITDA to cash flows provided by operating activities for each period presented:

	Quarter Ended
	March 31,
	2006	2005
	(in thousands)

EBITDA	$39,261	$31,626
Depreciation and amortization	(8,662)	(9,958)
Operating income	30,599	21,668

Interest expense, net	(13,297)	(17,493)
Other (expense) income, net	(153)	15
Provision for income taxes	(1,999)	(1,795)
Cumulative effect of accounting change	—	4,618
Loss from operations of discontinued businesses	(74)	(868)
Net income	15,076	6,145
Cumulative effect of accounting change	—	(4,618)
Depreciation and amortization	8,662	11,620
Deferred income taxes	1,949	3,000
Other non-cash items	1,558	1,560
Changes in operating assets and liabilities	(13,404)	(13,663)
Net cash provided by operating activities	$13,841	$4,044

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use non-GAAP measures, such as EBITDA, which are derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

We define “EBITDA” as operating income or loss plus amortization and depreciation. EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures. GAAP requires us to provide information about cash flow generated from operations. However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income. Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA information. Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments. Accordingly, EBITDA is not necessarily indicative of amounts of cash that may be available to us for discretionary purposes. Our method of computation may not be comparable to other similarly titled measures of other companies. Additionally, our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur. The definition of EBITDA in our existing Credit Facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

David Montgomery

Chief Financial Officer

Advanstar Communications

218.723.9222

or

Leigh Parrish

Financial Dynamics for Advanstar Communications

212.850.5651